Exhibit 1.01

Conflict Minerals Report of BioTelemetry, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Statements in this Conflict Minerals Report (this “Report”), which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to our compliance efforts and expected actions. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other things, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our other filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2014. We caution that undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

This is the Conflict Minerals Report of BioTelemetry (or the “Company”) for calendar year 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”), refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Products

The Company provides cardiac monitoring services, cardiac monitoring device manufacturing, and centralized cardiac core laboratory services. Since the Company became focused on cardiac monitoring in 1999, the Company has developed a proprietary integrated patient management platform that incorporates a wireless data transmission network, Food and Drug Administration (“FDA”) cleared algorithms and medical devices, and 24-hour digital monitoring service centers.

Policy on Conflict Minerals

The Company has adopted the following policy regarding Conflict Minerals (the “Conflict Minerals Policy”):

To support the various global conflict metals initiatives, the Company’s policy is to:

•                  Support the improvement of Human Rights in the Democratic Republic of the Congo and surrounding areas

•                  Comply with Section 1052 of the Dodd Frank Act

•                  Direct discretionary business, as much as practical, to vendors who:

•                  Have traceable supply chains

•                  Freely share their data with us, and

•                  Source responsibly

•                  Support our customers’ inquiries about the source of Conflict Metals that we use in our manufacturing

Reasonable Country of Origin Inquiry (“RCOI”)

The Company has conducted a good faith RCOI for the Subject Minerals in the Subject Products. This good faith RCOI was designed, in accordance with Form SD and related guidance provided by the SEC, to determine whether any of the Subject Minerals (colton, cassiterite, gold, wolframite, tantalum, tin and tungsten) originated in the Covered Countries (Democratic Republic of Congo and adjoining Countries) and/or whether any of the Subject Minerals may be from recycled or scrap sources.

Our global supply chain is complex and we are many tiers removed from, and have no direct relationships with, the smelters or mining companies that may have direct knowledge of the source of the Subject Minerals, and whether the Subject Minerals are financing conflict in the Covered Countries. As a result, we rely on our direct suppliers and publicly available data about them to provide us with information regarding the origin of any Conflict Minerals that are included in the Subject Products, including where possible, the smelters of the Subject Minerals. Similarly, our suppliers may depend on their direct suppliers for this information.

As the first step in our good faith RCOI, we worked to identify suppliers (the “Covered Suppliers”) that we believed were potentially providing materials and components that contain Subject Minerals. During 2014, we refined our Covered Suppliers List and sent letters to each of the Covered Suppliers that: (i) described the reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals and (ii) requested information regarding the presence and sourcing of Conflict Minerals used in the materials and component supplied to us during the Reporting Period.

Due Diligence

In accordance with Rule 13p-1, the Company undertook due diligence to determine the conflict minerals status of the necessary Conflict Minerals used in manufacturing by its wholly owned subsidiary Braemar Manufacturing, LLC. In conducting its due diligence, the Company implemented the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework.

This Report has not been subject to an independent private sector audit in accordance with the SEC Statement and as otherwise allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.

The Company’s due diligence measures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) initiative with the smelters and refiners of Conflict Minerals who provide those Conflict Minerals to our suppliers. As a company in the cardiac device manufacturing and services business, the Company and its subsidiaries are several levels removed from the actual mining of Conflict Minerals. The Company does not make purchases of raw ore or unrefined Conflict Minerals and makes no direct purchases in the Covered Countries.

The Company’s initial due diligence measures included (i) identifying products manufactured or contracted to be manufactured by the Company that may contain Conflict Minerals necessary to the functionality or production of the product (the “Products”) and (ii) identifying direct suppliers of components, parts, materials or products containing necessary Conflict Minerals for the Products.  The Company then conducted a supply-chain survey with such suppliers using the EICC/GeSI Conflict Minerals Reporting Template to obtain information on the smelters and refiners, to the extent known by such suppliers.

Although the Company received a response from ninety six percent of its suppliers, most of the information was received in inconsistent formats with varying degrees of completeness due to the need of the direct suppliers to obtain further information from their supply chain.  The Company is continuing to follow-up with its suppliers and to analyze information as it becomes available in order ultimately to obtain the necessary information on chain of custody and smelter identification.  When the Company receives more information regarding the origin of each element it will then be able to compare identified smelters and refiners in its supply chain against the lists compiled by the EICC/GeSI Conflict Free Smelter Initiative for tantalum, tin, tungsten and gold.

Going forward, the Company has added “Supplemental Purchase Order Terms and Conditions” (“Supplemental Conditions) wherein the suppliers certify that none of the goods furnished to the Company shall contain conflict minerals originating in the DRC, unless the supplier can confirm the subject goods fall within a generally accepted exception. Furthermore, the supplier agrees to use commercially reasonable efforts to provide certification of compliance under the Supplemental Conditions.

Future Actions

The Company has adopted a supply chain policy on the sourcing of necessary Conflict Minerals in its products in accordance with the OECD Framework.

In accordance with such policy, during the next compliance period under Rule 13p-1, the Company intends to continue to implement steps to improve the information gathered from its due diligence to further mitigate the risk that its necessary Conflict Minerals do not benefit armed groups. These steps continue to include:

1.                                      The Company will work toward processes that will help assure that the Company does not knowingly procure or use Conflict Minerals, the extraction or sale of which finances or benefits armed groups in the Conflict Area.

2.                                      The Company will work toward processes that will help assure the Company procures and uses Conflict Minerals only if they originate from outside the Conflict Area or from mines and smelters within the Conflict Area that have been certified by an independent third party as, “conflict free.”

3.                                      Consistent with the Supplemental Conditions, now attached to our purchase orders, the Company expects its suppliers to continue to improve the respective processes associated with documented due diligence, and to develop policies, to assure that Conflict Minerals are being sourced only from outside the Conflict Area or from mines and smelters which have been certified by an independent third party as “conflict free.” The Company reserves the right to verify the compliance of The Company’s suppliers with this expectation.

4.                                      If the Company discovers the use of Conflict Minerals considered to be “not conflict free,” in any material, parts or components, the Company procures or produces, the Company expects its suppliers to work toward processes, and to take appropriate actions, to transition such material, parts or components to “conflict free” status. The Company reserves the right to terminate the Company’s relationship with suppliers that do not meet this expectation.

Due to the complexity of our supply chain, the process of successfully tracing all of the necessary Conflict Minerals used in our products back to their country of origin will require additional time and resources.  Our ability to make determinations about the presence and source of origin of such Conflicts Minerals depends upon a number of factors including, but not limited to, (i) the respective due diligence efforts of our tier one suppliers and their supply chain, as well as their willingness to disclose such information to us, and (ii) the ability and willingness of our supply chain to adopt the OECD Guidance and other initiatives or guidance that may develop over time with respect to responsible sourcing.  The failure to obtain reliable information from any level of our supply chain could have a material impact on our ability to provide meaningful information on the presence and origin of necessary Conflict Minerals in our products’ supply chain with any reasonable degree of certainty.  There can be no assurance that our suppliers will continue to cooperate with our diligence inquiries and our requests for certifications or to provide us with the documentation or other evidence that we consider reliable or in a time frame sufficient to allow us to make a reasonable and reliable assessment following appropriate further diligence measures, as may be required.

Products

The Company has identified the following products that may contain Conflict Minerals necessary to the functionality or production of products manufactured, or contracted to manufacture, by Universal Medical, Inc:  Pacetrak ENR, Pacetrak Speaks, Heartrak Smart, Heartrak AF, Heartrak 2, ECAT, ECAT2, Heartrak Wireless and CardioStation receiving Module.

The Company has identified the following products that may contain Conflict Minerals necessary to the functionality or production of products manufactured, or contracted to manufacture, by Braemar:  DL800, DL900, DL1200, DTXT, PORT/DOCK, ER8, ER9, ER920W, LOOPER, PER900, Fusion, C5, PSITECIII, CardioKey, and EZPUMP.

This Report is publicly available on our website at www.Biotelinc.com. The content of our website as referred to in this Report is included for general information only and is not incorporated by reference into this report.